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                                   EXHIBIT 4.4

                        Assignment of Registration Rights

This Assignment of October 15, 1998, between the assignor, Carboex International, Limited ("CIL"), a company organized under the laws of the Bahamas, and the assignee, Carboex, S.A. ("Carboex"), a company organized under the laws of Spain:

WHEREAS, on April 4, 1997, CIL entered into an agreement known as the Registration Rights Agreement (the "Agreement") with Arch Mineral Corporation, now known as Arch Coal, Inc. ("Arch"), Ashland, Inc. and certain other shareholders of Arch known collectively as the Hunt Entities, providing for the registration of the shares of Arch belonging to CIL; and

WHEREAS, CIL has not exercised any of its rights under the terms of the Agreement; and

WHEREAS, CIL is an affiliate of Carboex, as defined in Article I, Section 1.01 of the Agreement; and

WHEREAS, CIL has sold to Carboex on the date hereof 1,640,000 shares of Arch, representing all of the shares of Arch owned by CIL at the time of sale; and

WHEREAS, Carboex wishes to receive the assignment, under the terms and conditions of the Agreement and as a Permitted Transferee, as defined in Article I, Section 1.01 of the Agreement, of all of the registration rights enjoyed by CIL to the extent provided for by the Agreement, and CIL is willing to assign to Carboex, all of such registration rights in connection with its sale to Carboex of all of its shares to Arch:

NOW, THEREFORE: CIL hereby irrevocably assigns to Carboex, and Carboex accepts as assignee and Permitted Transferee, all of its rights to register shares of Arch provided for in the Agreement, to the extent and with the terms and conditions set forth therein for a Permitted Transferee, and the Agreement shall be binding upon and shall inure to the parties thereto and to Carboex as a Permitted Transferee, in accordance with Article X, Section 10.08 of the Agreement.


                                      Carboex International, Limited


                                      by  /s/ Alfonso Martinez
                                      Date:

Received:
Arch Coal, Inc.
                                      Carboex, S.A.


by: /s/ Jeffry N. Quinn               by /s/ Ignacio Dominguez
Date:  2-2-99                         Date: